Exhibit 99.1

[LOGO]North Bay                           Contact: Terry L. Robinson
      BANCORP                                      President & CEO
                                                   trobinson@northbaybancorp.com
                                                   707-252-5024

     NORTH BAY BANCORP DECLARES 5% STOCK AND $0.20 PER SHARE CASH DIVIDENDS

Napa, CA - February 05, 2004 - North Bay Bancorp (Nasdaq: NBAN), holding company for The Vintage Bank and Solano Bank, today announced its Board of Directors declared a 5% stock dividend and a $0.20 per share cash dividend for shareholders of record on March 12, 2004. Both dividends are payable on March 29, 2004. The cash dividend is only payable on shares held as of the record date, which does not include shares issued as a result of the stock dividend. In connection with the stock dividend, no fractional shares will be issued; instead, North Bay will pay in cash the fair value of any fraction of a share that would otherwise be issued a shareholder. North Bay currently has 2.29 million shares outstanding, and will have approximately 2.40 million shares outstanding after payment of the stock dividend.

"We believe stock and cash dividends are an important way to share our success with our shareholders," said Terry Robinson, President and CEO. These dividends mark the fifth consecutive year that North Bay Bancorp has paid a 5% stock dividend and a $0.20 per share cash dividend. Robinson also noted that prior to forming the holding company, The Vintage Bank paid 5% stock dividends for nine consecutive years and a cash dividend for five consecutive years.

About North Bay Bancorp

North Bay Bancorp is the parent company of two community banks in the North Bay Region of Northern California--The Vintage Bank based in Napa County and Solano Bank based in Solano County. Both subsidiaries are full service commercial banks offering a wide selection of deposit, loan and investment services to local consumers and small business customers. Each bank has a separate board of directors composed of local business and community leaders.

The Vintage Bank, which opened for business in 1985, currently operates five banking offices in Napa County, Northern California's number one tourist destination and the nation's premier wine producing region. The Bank's main office and two branch offices are located in the City of Napa. Vintage also has a branch in the City of St. Helena and a branch on Airport Road in the Southern industrial area of Napa County.

Solano Bank, which opened in July 2000, operates offices in the primary cities along the I-80 corridor of Solano County. The Bank's main office is located in Vacaville, with branch offices in Fairfield, Vallejo and Benicia. This region, projected to be the fastest growing county in Northern California through year 2020, is attracting growth with a quality lifestyle, affordable housing and business-friendly attitudes. Solano Bank's Fairfield Office was relocated to an upgraded location during the third quarter of 2003 in accordance with a long-standing plan; ATM and night depository service were retained at the prior location.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the Company's ability to maintain cash dividends and other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.